UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 25, 2009

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 East 49th Street New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 940-5305

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2009, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Saks Incorporated (the “Company”) established the performance measures for the Company’s 2009 annual bonus program (the “Bonus Program”) and 2009 long-term incentive program, for the Company’s executive officers, including Stephen I. Sadove, the Chairman and Chief Executive Officer, Ronald Frasch, the President and Chief Merchandising Officer, Kevin G. Wills, Executive Vice President and Chief Financial Officer, and Michael Rodgers, the Executive Vice President of Service Operations and Chief Information Officer, each a named executive officer pursuant to Item 402(a)(3) of Regulation S-K.

The Committee did not change the target bonus for any named executive officer, except for Mr. Wills, whose target bonus increased from 60% to 70% of base salary. The Committee established the following performance measures for the Bonus Program: earnings before interest, taxes, depreciation and amortization (“EBITDA”) at specified levels (50% weight); achievement of a specified expense reduction goal (25% weight); and the accomplishment of key corporate objectives (25% weight). For fiscal year 2009, the payout of each of the named executive’s target bonus will be determined according to the Company’s level of achievement for the Company’s 2009 fiscal year against each of the performance measures as follows:

Performance Measures	Threshold	Target	Maximum
EBITDA	0%	100%	200%

	Threshold	Target
Expense Reduction Goal	50%	100%

	Meeting No Objectives	Meeting Some Objectives	Meeting Most Objectives	Meets Objectives
Corporate Objectives	0%	50%	75%	100%

In addition, should the Company’s EBITDA exceed a certain levels the payout of the expense reduction component and the corporate objectives component of an executive’s target bonus may be increased. The Committee may reduce award amounts under the Bonus Program at its discretion.

The Company’s 2009 long-term incentive program consists of awards of performance shares, performance units to be settled in cash, restricted stock and, for Mr. Sadove only, stock options granted under the Company’s 2004 Long-Term Incentive Plan. The performance units will be subject to the terms and conditions of the form of performance unit award agreement, which is attached hereto as Exhibit 10.1 and is substantially similar to the terms and conditions of the Company’s form of performance share agreement that was filed as Exhibit 10.26 to the Company’s Form 10-K for the fiscal year ended February 2, 2008. The Committee determined that the payout of performance shares and performance units would be subject to the following performance measures: EBITDA at specified levels; achievement of a specified expense reduction goal; and the accomplishment of key corporate objectives; each is weighted at 33.33%. The payout of the awards for achievement of each of the measures at the maximum level is capped at 100%.

In addition, the Committee approved a cash award of $3 million to Mr. Frasch to be paid in three equal installments on each of the third, fourth and fifth anniversary of the grant date provided that he is employed by the Company on each such date. If Mr. Frasch voluntarily terminates his employment or is terminated by the Company for cause, the cash award will be forfeited. If Mr. Frasch’s employment is terminated by the Company other than for cause, Mr. Frasch will be entitled to receive 50% of the award ($1.5 million) if he has served up to two years, 66.66% of the award ($2 million) if he has served up to three years and 100% of the award if he has served for more than three years from the date of grant. In the event of termination of Mr. Frasch’s employment following a change in control of the Company, the award will fully vest.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Performance Unit Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: March 2, 2009	/s/ Ron Llewellyn
Secretary

3